Exhibit 10.18

DUPONT™ WHOLESALER AGREEMENT

This Agreement is made this 1st day of January, 2011, ("Effective Date") by and between E. I. du Pont de Nemours and Company, a Delaware corporation with offices at 1007 Market Street, Wilmington, DE 19898 (hereinafter "DuPont") and Lakeland Industries, Inc. A Delaware Corporation, with offices at 701 Koehler Avenue, Suite 7, Ronkonkoma, NY 11779-7410 (hereinafter "Wholesaler") subject to the following terms and conditions:

Article 1. Appointment

1.01
DuPont hereby appoints and authorizes Wholesaler to sell and to solicit orders from distributors and other resellers for the products as specified in Schedule A attached hereto and made a part hereof and such other products as may be designated by DuPont in its sale discretion in writing from time to time (hereinafter referred to as "Products") in the territory of the United States of America, Canada and, with prior written approval from DuPont, other specific countries (hereinafter referred to as "Territory"). The objective of this Wholesaler Agreement is to grow sales of DuPont products by effectively serving distributors that access fragmented markets and new distributors that may not be able to purchase direct from DuPont ("Program").

1.02
This appointment is non-exclusive and DuPont reserves the right to sell directly to customers located in Territory including distributors and resellers located in the Territory or to appoint additional wholesalers if DuPont concludes that additional coverage is appropriate in order to fully develop the potential markets for the products. This appointment is solely for the sale of products to distributors and resellers and does not includes the sale of Products by Wholesaler directly to end users of any nature

1.03
If at any time during the term of this Agreement, one or more end-users of the Products own directly or indirectly a majority of the assets or equity of Wholesaler, then this Agreement shall automatically and immediately terminate.

1.04	DuPont reserves the right to sell directly to any account.

Article 2. Period of Agreement

2.01
This Agreement is effective from January 1, 2011 ("Effective Date") through December 31, 2011, and from year to year thereafter, until terminated by either Party at any time for any reason, with or without cause, with sixty (60) days' prior written notice.

E. I. du Pont de Nemours and Company
Lakeland Industries, Inc.
Wholesaler Agreement

(a)	as specifically provided elsewhere in this Agreement;

(b)	by either Party at any time if the other Party commits any act of bankruptcy;

(c)	by either Party at any time without liability if that Party is exiting the business contemplated by this Agreement; or,

(d)
immediately by either Party in the event of a default or breach of this Agreement by the other Party, if such default or breach is not remedied within thirty (30) days of written notification of default or breach from the non-defaulting or non-breaching Party or if such default or breach is not reasonably subject to being remedied within such thirty (30) day period, if the breaching Party fails to commence the remedy of such default or breach within said thirty (30) day period and continue to diligently remedy the default or breach in a commercially reasonable manner.

2.02
Should Wholesaler's organization, ownership, operation, or business philosophy change in a manner which in DuPont's judgment conflicts with the business objectives set forth in this Agreement, DuPont reserves the right to terminate this Agreement effective upon at least sixty (60) days prior written notice to Wholesaler.

2.03	This Agreement shall first be executed by Wholesaler and shall be effective only when subsequently accepted and executed on behalf of DuPont by DuPont's authorized representatives,

2.04
In addition to DuPont's other rights to terminate this Agreement, DuPont shall have the additional rights to, at any time, by ninety (90) days written notice: 0) delete specified Products from the scope of the appointment, and/or (ii) limit the Territory of the appointment.

2.05	In the event of termination of this Agreement for any reason with or without cause the Parties agree that:

a.	neither Party shall be liable to the other Party for any termination compensation or payments of any kind including but not limited to investment, promotion or selling expense payments;

b.	no commissions or compensation on any sales of Product shall be payable to Wholesaler for Product sold in Territory;

C.	termination of this Agreement shall not relieve Wholesaler of its obligation of confidentiality under Article 12;

E. I. du Pont de Nemours and Company
Lakeland Industries, Inc.
Wholesaler Agreement

d.
Wholesaler shall return promptly to DuPont all the technical manuals, signs and other material or property of DuPont that may have been furnished to Wholesaler by DuPont, together with all copies or reproductions or parts thereof;

e.
except to the extent used by Wholesaler in connection with the sale of Products remaining in Wholesaler's inventory at termination, Wholesaler shall immediately discontinue permitted use of DuPont's trade name and trademarks and DuPont's trade name; provided, however, in no event shall Wholesaler be required to re-print or issue new catalogues in satisfaction of this obligation; and

f.	termination shall not affect any outstanding obligations of either Party to the other Party arising prior to such termination.

Article 3. Responsibilities

3.01	Wholesaler accepts this non-exclusive appointment and agrees, at its own expense, to use its best efforts to:

a.	promote, defend, advertise, develop and increase trade in Products in the Territory;

b.	maintain a minimum of thirty (30) days supply of inventory of Products or 10% of previous year's sales, whichever is higher, in proper storage conditions;

c.	provide DuPont a monthly inventory report of Products

d.	provide DuPont with a three-month rolling purchase forecast.

e.
forecast shall be provided in a format and level of detail as mutually agreed upon by DuPont and Wholesaler. Such agreement shall be reflected in a written communicated from the DuPont authorized representative to Wholesaler.

f.
achieve an annual purchase growth objective that is mutually agreed upon in writing and reviewed annually by both parties. The growth should be from new Product applications or the displacement of competitive material and not from share shifting among Wholesalers;

g.	commit to an annual joint market planning session for implementation;

E. I. du Pont de Nemours and Company
Lakeland Industries, Inc.
Wholesaler Agreement

h.	provide an adequate number of trained selling personnel and attend any annually required training;

i.	educate the trade in the use of Products as part of sales and marketing efforts for Products and, as necessary, to protect persons, property and the environment;

j.	meet sales and service standards as mutually agreed in writing by the Parties on a periodic basis;

k.	maintain accurate books and records;

I.	handle, store, and dispose of Products in such a manner as is necessary to protect persons, property and the environment and to educate its employees and customers in this regard;

m.	pay invoices within terms and maintain good credit;

n.	comply with DuPont policies and procedures for returns;

o.
adhere to terms of marketing, allowance programs or other incentives of a similar nature offered by DuPont to Wholesaler from time to time attached as Schedule B, Marketing and Growth Programs, attached to and made a part of this Agreement. DuPont may change the criteria and the terms and conditions of such programs at its sale discretion prior to any calendar year during the term of this Agreement and reflected in a revised Schedule B, Decisions by DuPont regarding Wholesaler performance and purchases under the program shall be final;

p.
furnish DuPont with reports reasonably requested by DuPont to keep DuPont informed of the market and competitive conditions and the position and progress of Wholesaler with the trade of the Products in the Territory and any information required as part of Schedule B; and

q.
furnish DuPont an initial report upon execution and reports on a minimum of a monthly basis thereafter containing point of sale data by state and grouped together by DuPont into geographic regions for internal commission purposes by units, product family and SKU of Products purchased from Wholesaler. Failure to provide such reports, within thirty (30) days after the end of each month, will result in forfeiture of discounts and other allowances under this Agreement and if not corrected, termination in accordance with Section 2.01 (f),

E. I. du Pont de Nemours and Company
Lakeland Industries, Inc.
Wholesaler Agreement

3.02	The provisions of this Article shall be deemed to be of the essence of this Agreement and any breach thereof by Wholesaler shall entitle Du Pont to immediately terminate or suspend this Agreement.

Article 4. Orders

4.01
Wholesaler shall order from DuPont such quantities of Products as it needs to meet the requirements of the trade in its Territory and to satisfy the purchase standards established under Article 3 above, provided, however, that all such orders shall at all times be subject to acceptance by DuPont and DuPont shall have no liability because of its failure to accept any such order. Wholesaler shall use all commercially reasonable efforts to place orders in quantities as set forth on Schedule C. Orders are subject to DuPont policies and requirements for ordering quantities as communicated from time to time by DuPont to Wholesaler and documented in Schedule C. Modifications to such ordering requirements shall be made upon thirty (30) days written notice to Wholesaler.

4.02	Shipments will be made to Wholesaler's warehouse(s). DuPont may specify minimum quantities from time to time for any shipments.

4.03
Whenever DuPont, at Wholesaler's request, shall agree and make shipment directly to Wholesaler's customer and the acceptance thereof is refused by the customer Wholesaler shall reimburse DuPont for all transport, freight and all other expenses incurred in connection therewith; provided however, Wholesaler shall not be required to reimburse DuPont to the extent the refusal is caused by the fault of DuPont.

4.04
Products shall be returned freight prepaid only with prior permission of the DuPont's authorized representative. Returns must be in salable condition and in original packages upon receipt by DuPont. Returns must be in accordance with DuPont standard Return Policy as set forth in Schedule C.

Article 5. Prices and Terms

5.01	DuPont's prices to Wholesaler for Products purchased hereunder shall be DuPont's prices in effect at the time of shipment.

5.02	Terms of payment shall be as set forth in Schedule C.

5.03	Minimum orders, freight terms, drop shipments policy shall be as set forth in Schedule C.

5.04	Terms of the direct ship program shall be as set forth in Schedule D.

E. I. du Pont de Nemours and Company
Lakeland Industries, Inc.
Wholesaler Agreement

5.05	Prices, discount, terms and conditions may be revised by DuPont at any time effective upon written notice to Wholesaler.

5.06
Wholesaler shall not be entitled to any commission on any sale made by DuPont directly to customers located in Territory or to domestic customers or others who may subsequently, directly or indirectly, ship Products into Territory.

Article 6. Conditions of Sale

6.01	This Agreement, and all Wholesaler orders, shall be subject to DuPont's standard Conditions of Sale in effect at the time of shipment, referenced in Schedule C.

6.02	In the event of any conflict between the terms and conditions of this Agreement and DuPont's Conditions of Sale, the terms and conditions of this Agreement shall prevail.

Article 7. Relationship

7.01
The relationship between the Parties established under this Agreement is solely that of buyer and seller. Nothing in this Agreement authorizes Wholesaler to assume or create any obligation or responsibility, expressed or implied, on behalf of or in the name of DuPont, or to bind DuPont or its affiliates in any manner whatsoever unless prior written permission is obtained from DuPont.

7.02
It is agreed that Wholesaler's activities and those of Wholesaler's employees or representatives are at all times under Wholesaler's exclusive direction and control, and that Wholesaler's relation to DuPont is solely that of an independent contractor.

Article 8. Guarantees

8.01
DuPont undertakes to deliver material meeting DuPont's normal Product specifications, but is not responsible for results obtained by the use thereof either alone or in combination with other materials.

8.02
No guarantee or warranty, oral or written, expressed or implied, concerning the application or the results to be obtained with Products will be made by Wholesaler except with the express prior written authorization of DuPont in each specific case.

8.03
Wholesaler shall make no product performance claims that (i) are inconsistent with Product performance claims made by DuPont in its literature for such Products or (ii) DuPont has not approved in writing in advance.

E. I. du Pont de Nemours and Company
Lakeland Industries, Inc.
Wholesaler Agreement

8.04	DuPont is not responsible, or liable, for errors or omissions of Wholesaler.

Article 9. DuPont's Trademarks and Trade Name

9.01
The trademarks used on the Products are and shall be the exclusive property of DuPont, and Wholesaler shall not register or use any such trademark or name without prior written approval of DuPont and the owner.

9.02
Wholesaler shall use DuPont trademarks in accordance with good business and trademark practices and in complete compliance with DuPont's then-current DuPont Trademark Policy, as supplied and amended by DuPont from time to time. DuPont has the right to object to Wholesaler's use of the trademarks for any reason and Wholesaler agrees to immediately correct its usage, or cease usage, of the trademarks at DuPont's request.

9.03
Wholesaler shall: a) not use any trademark, mark, name or symbol which may be confusingly similar to Trademarks; b) not use Trademarks in any manner which could affect the validity of its registration or DuPont's exclusive ownership thereof; c) use, display, advertise, and promote the Trademarks in accordance with the Trademark Guidelines; d) not use, display advertise, or promote the Trademarks in conjunction with any other product or combination of products; e) discontinue immediately any use, display, advertising, or promotion of the Trademarks, or association with it, that directly or indirectly amounts to or includes a false or exaggerated or misleading claim regarding the quality of DuPont Products or the fabrication or installation thereof that may be deemed objectionable by DuPont; and f) not register or use any trademark or tradename of DuPont, its affiliates or subsidiaries, for the products described hereunder or articles made therefrom without Du Pont's prior written consent.

Article 10. Regulations

10.01
With regard to use and disclosure of Confidential Information and Confidential Samples received under this Agreement and the direct product thereof, the Parties agree to comply with the Export Control Regulations of the United States Department of Commerce and other United States Government Regulations and any other country as applicable, relating to the export and re-export of technical data and equipment and products directly produced by use of such information and samples.

E. I. du Pont de Nemours and Company
Lakeland Industries, Inc.
Wholesaler Agreement

Article 11. Policy

11.01
Wholesaler agrees that the following policy shall be binding on Wholesaler with respect to actions taken by Wholesaler under this Agreement. Gifts, favors and entertainment may be given by Wholesaler to others only if such gifts, favors and entertainment meet all of the following criteria:

•	they are consistent with accepted business practices;

•	they are of sufficiently limited value, and in a form that will not be construed as a bribe or pay-off;

•	they are not in contravention of applicable law or generally accepted ethical standards; and,

•	public disclosure of the facts will not embarrass DuPont.

11.02	Secret commissions or other secret compensation to employees of DuPont, Wholesaler, or customers (or family members or associates) are forbidden.

11.03
Wholesaler hereby represents that, in its dealings in connection with Products, no action inconsistent with these statements and policy will be taken directly or indirectly by Wholesaler. Wholesaler further acknowledges and agrees that any such action will serve as grounds for immediate termination of this Agreement by DuPont.

Article 12. Miscellaneous

12.01
DuPont may from time to time disclose information to Wholesaler that will be identified in writing as confidential. For a period of five (5) years from the date of disclosure Wholesaler shall not use or disclose such confidential information unless prior written consent is given by DuPont.

12.02
Wholesaler is responsible for the ultimate payment of all taxes, including stamp charges, licenses, duties and governmental exactions, by whatsoever name know which may be assessed or levied on or on account of the Products shipped hereunder to Wholesaler or to's customers.

12.03
If, at any time during the life of this Agreement, any condition shall arise which shall impede or restrict free transit of money or goods to or from the Territory, then deliveries hereunder may be suspended during the continuance of any such condition, or this Agreement may be terminated by either Party.

E. I. du Pont de Nemours and Company
Lakeland Industries, Inc.
Wholesaler Agreement

12.04
In the event any payment owed to DuPont hereunder is not paid by Wholesaler in accordance with payment terms and this Agreement, DuPont shall have the right to credit against such payment and any interest thereon any sums owed by DuPont to Wholesaler.

12.05
The cost of postage, telephone calls and other communications sent by Wholesaler shall be paid by Wholesaler and the cost of any such items sent by DuPont shall be paid by DuPont. The cost of samples, reimbursements, promotional activities, etc. undertaken by Wholesaler in connection with Products will be paid by Wholesaler unless otherwise agreed to by DuPont in writing in advance.

12.06	It is understood and agreed that DuPont has no right to provide any marketing instructions to Wholesaler, or to exercise any control over Wholesaler's method of operation of its business,

12.07	Nothing herein shall be construed to create a joint venture or enterprise between the Parties, nor shall any Party be considered to be the agent of the other Party.

12.08	Neither this Agreement nor any right or obligation herein shall be assignable or transferable in whole or in part by either Party without the prior written consent of the other Party.

12.09
The failure of either Party to insist upon the performance of any provision of this Agreement or to exercise any right or privilege thereunder shall not be construed as a waiver of any right arising under this Agreement and all provisions shall remain in full force and effect.

12.10
No liability shall result from delay in performance or non performance directly or indirectly caused by circumstances beyond the control of the Party affected, including, but not limited to, acts of God, fire, explosion, flood, war, act of or authorized by any Government, accident, equipment failure, failure of suppliers, labor dispute or shortage, or inability to obtain material, equipment and transportation. Quantities so affected shall be eliminated by DuPont from the Agreement without liability, but the Agreement shall remain otherwise unaffected. DuPont shall have no obligation to purchase supplies of fiber it would otherwise make to enable it to perform this Agreement.

12.11
This Agreement shall be construed in accordance with the laws of the State of Delaware without giving effect to choice of law or conflict principles of any jurisdiction. In the event of litigation, the Parties agree that the Courts of the State of Delaware shall have exclusive jurisdiction of any claim or action to be commenced by either Party against the other ariSing out of the performance, or relating to the subject of this Agreement. The Parties hereby consent to personal jurisdiction in the Courts of Delaware for purposes of any interpretation, enforcement or legal action concerning this Agreement. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

E. I. du Pont de Nemours and Company
Lakeland Industries, Inc.
Wholesaler Agreement

12.12	Wholesaler shall not appoint any representative or agent for the Products without the prior written consent of DuPont.

12.13
The Parties' legal obligations under this Agreement are to be determined from the precise and literal language of this Agreement and not from the imposition of state laws attempting to impose additional duties or other obligations that were not the express basis of the bargain at the time this Agreement was made.

12.14
NEITHER PARTY SHALL BE LIABLE FOR SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES IN CONNECTION WITH ANY CLAIM THAT ARISES OUT OF OR RELATES TO THIS AGREEMENT OR THE PARTIES CONDUCT HEREUNDER WHETHER OR NOT CAUSED BY OR RESULTING FROM THE NEGLIGENCE OF SUCH PARTY EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

12.15
The Parties are sophisticated businesses with legal counsel who have reviewed the terms of this Agreement and the Parties represent that they have fully read this Agreement, and understand and accept its terms.

Article 13. Notices

All written notices and other communications under this Agreement shall be given by (i) letter or (ii) cable, telex, or facsimile transmission, confirmed by letter (delivered by hand, by air courier, or by registered air mail), which shall be addressed to the Parties as follows:

To DuPont:	E. I. DuPont de Nemours and Company
DuPont Protection Technologies
Spruance Business Center
5401 Jefferson Davis Highway
Richmond, Virginia 23234

Attention: Dave Kee

Email: David.c.kee@usa.dupont.com

Phone: 804-383-3237
Fax: 804-383-2794

E. I. du Pont de Nemours and Company
Lakeland Industries, Inc.
Wholesaler Agreement

To Wholesaler:	Lakeland Industries, Inc.
701 Koehler Avenue, Suite 7
Ronkonkoma, NY 11779-7410

Attention: Christopher J. Ryan
Facsimile No.: 631-981-7851

Lakeland Industries, Inc.
202 Pride Lane SW
Decatur, AL 35603

Attention: Greg Pontes
Email: GDPontes@lakeland.com
Phone: 256-350-3873 x 226
Fax: 256-350-3842

Lakeland Industries, Inc.
3507 Clover Valley Drive
Kingwood, TX 77345

Attention: Kyle Kerbow
Email: klkerbow@lakeland.com
Phone: 281-360-5057
Fax: 281-360-5794

E. I. du Pont de Nemours and Company
Lakeland Industries, Inc.
Wholesaler Agreement

Article 14. Entirety

This Agreement, with its Attachment(s) and DuPont's Conditions of Sale, contain the entire agreement between the Parties relating to the subject matter hereof and supersede and terminate all prior agreements relating to the subject matter hereof. There are no, oral or written, contracts, understandings, conditions, or representations relating to the subject matter hereof that are not merged herein and the Parties acknowledge that they have not executed or authorized the execution of this instrument in reliance upon any agreement, understanding, condition, warranty or representation not contained herein. No amendments or modifications or waivers shall be of any force or effect unless in writing and Signed by the Party claimed to be bound thereby. No modification shall be effected by the acknowledgment or acceptance of purchase order forms, or other forms, containing different or additional conditions.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement in duplicate on the dates set forth below.

E.I. du Pont de Nemours and Company	Lakeland Industries, Inc.

By: /s/ William F. Weber	By: /s/ Christopher J. Ryan

Title: Vice President-DPT	Title: CEO

Date: 1/31/11	Date: 1/31/11

E. I. du Pont de Nemours and Company
Lakeland Industries, Inc.
Wholesaler Agreement

Schedule A

DuPont Products

DuPont Protection Technologies Products listed in the DuPont Personal Protection Distributor Price List, the DuPont Personal Protection Catalog, the DuPont Controlled Environment Catalog or Products that are added or deleted from the offering by DuPont from Time to time and communicated to the Wholesaler.

DuPont may issue revisions or updates to DuPont Personal Protection Distributor Price List, the DuPont Personal Protection Product Catalog, and the DuPont Controlled Environment Product Catalog periodically during the term of this agreement

E. I. du Pont de Nemours and Company
Lakeland Industries, Inc.
Wholesaler Agreement

Schedule B

Pricing

Pricing will be Level A minus 8%

DuPont has the right during the term of this agreement to change the price specified herein provided DuPont has given Wholesaler 60 days notice.

Marketing and Growth Programs

Program Overview

These marketing and growth programs are being offered to Wholesaler solely for the sale of Products to approved Wholesaler customers (distributors and resellers only). The approved Wholesaler customers shall be documented in a mutually agreed upon data base and format that can readily be accessed by DuPont. All payments shall be made on the basis of purchases of Products by Wholesaler but will be contingent upon DuPont being satisfied that the Products were sold by Wholesaler only to the approved reseller customers.

Annual Growth Rebate

For each calendar year during the term of this Agreement, DuPont will provide Wholesaler a rebate, as credit to outstanding invoices, based on level of growth of current full year purchases over annualized prior year purchases (in the event the prior year was a partial year of purchases, the base prior year purchase level will be determined by annualizing those prior year purchases to a full year rate):

Growth of 5% through 9.9%:	1% rebate

Growth of 10% - 14.9%:	2% rebate

Growth of 15% - 19.9%:	3% rebate

Growth of 20% or above:	5% rebate

The rebate amount will apply to all net purchases of DPT products during the calendar year. Net purchases will be limited to the Products that have been invoiced by DuPont during the calendar year, minus returns. DuPont will process all rebates, earned by Wholesaler during the calendar year, no later than sixty (60) days after year end. The rebates will be issued by credit memo.

Marketing Coop Allowance:

For each calendar year during the term of this Agreement with sales of over $1 MM, DuPont will provide an annual Co-Op Marketing Fund equal to 1.0% of previous calendar year purchases applied to equally matched expenses on mutually acceptable promotions,

E. I. du Pont de Nemours and Company
Lakeland Industries, Inc.
Wholesaler Agreement

For each calendar year during the term of this Agreement with sales of over $2MM, DuPont will provide an annual Co-Op Marketing Fund equal to 1,5% of previous calendar year purchases applied to equally matched expenses on mutually acceptable promotions,

Wholesaler must submit a marketing plan and cost estimate for review and approval by DuPont. Co-op funding is at the sole discretion of DuPont based on quality of the marketing plan. Wholesaler agrees to comply with DuPont rules for trademark usage and visual merchandising guidelines for promotional activities of any kind and in any form of media. The guidelines are located at www.PersonalProtection.Dupont.com or contact DuPont for written copies. Terms for reimbursement and submission of reports for approval or reimbursement will be provided to Wholesaler at time of approval of the marketing plan and cost estimate.

E. I. du Pont de Nemours and Company
Lakeland Industries, Inc.
Wholesaler Agreement

Schedule C

Payment Terms

Payment terms are 1% 10, net 30 days

Business Terms and Policies

Drop Shipments

DuPont will drop ship direct to Wholesaler's customers but drop ship orders will be at Level A pricing (the Wholesaler discount will not apply). There will be no drop shipments to end-users.

Returns Policy

Returns must be made within ninety (90) days of purchase date. Returns are subject to a 15% restocking charge and all return freight charges are the responsibility of the Wholesaler. Only Made to Stock (MTS) items are eligible for return. Opened cases, custom products (including Made to Order - MTD) damaged or discontinued items cannot be returned. Authorization from DuPont must be obtained prior to any return. Any returns without an authorization number, a statement of non-contamination or shipped on a freight-collect basis will be refused.

Minimum Order Policy

Orders under $2500 will be subject to a $75 fee.

Freight Prepaid & Allowed

Free freight to Wholesaler's Distribution Centers with be provided for orders over $2,500. Orders under $2500 will be shipped Freight Collect.

Sales Promotions

DuPont will consider participating in Wholesaler sales promotions such as direct to customer mail campaigns, package stuffers, trade journal advertisements, sales contests, spiffs, web site banners or links, etc. Support will be provided through marketing co-op fund or other appropriate account based mutually agreeable items and in accordance with terms above. All programs must meet applicable business policies and standards of DuPont.

Terms

Wholesaler agrees to comply with all terms of this Agreement and all DuPont terms and Conditions of Sale contained on DuPont invoices, order acknowledgment, etc. (collectively, the "Terms and Conditions"), regarding sales of Products including payment within agreed upon terms of all invoices from DuPont. Failure to pay undisputed invoices within terms will result in Wholesaler automatically forfeiting any rebates earned on such purchases during the period in which payment terms were not met.

E. I. du Pont de Nemours and Company
Lakeland Industries, Inc.
Wholesaler Agreement

E. I. du Pont de Nemours and Company

STANDARD CONDITIONS OF SALE

1. Seller warrants only that (a) any products or services provided hereunder meet Seller's standard specifications for the same or such other specifications as may have been expressly agreed to herein: (b) the sale of any products or services provided hereunder will not infringe the claims of any validly issued United States patent covering such product or service itself, but does not warrant against infringement by reason of (I) the use of any Information provided. (ii) the use of any product or service in combination with other products, services, or information or in the operation or any process. or (III) the compliance by Seller with any specifications provided to Seller by Buyer, and (c) all products provided hereunder were products in compliance with the requirements of the Fair Labor standards Act of 1938, as amended. WITH RESPECT TO ANY PRODUCTS, SERVICES OR INFORMATION PROVIDED TO BUYER, SELLER MAKES NOT WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY OTHER EXPRESS OR IMPLIED WARRANTY. Byer assumes all risk and liability resulting from use of the products, services or information delivered hereunder, whether used singly or in combination with other products, services or information.

2. IN NO EVENT WILL SELLER’S AGGREGATE LIABILITY TO BUYER FOR ALL DAMAGES ARISING FROM ANY AND ALL CLAIMS RELATED TO THE BREACH OF THIS AGREEEMNT, NONDELIVERY, OR THE PROVISION OF ANY PRODUCT, SERVICE OR INFORMATION COVERED BY THIS AGREEMENT, REGARDLESS OF WHETHER THE FORM OF ACTION IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE), STICT LIABILITY, STATUTE, OR OTHERWISE, EXCEED THE TOTAL PRICE PAID BY BUYER TO SELLER FOR THE PRODUCTS, SERVICES, OR INFORMATION IN RESPECT OF WHICH DAMAGES ARE CLAIMED. NO CLAIM SHALL BE ALLOWED FOR PRODUCT THAT HAS BEEN PROCESSED IN ANY MANNER. FAILURE TO GIVE NOTICE OF A CLAIM WITHIN NINETY (90) DAYS FROM DATE OF DELIVERY, OR THE DATE FIXED FOR DELIVERY (IN CASE OF NONDELIVERY) SHALL CONSTITUTE A WAIVER BY BUYER OF ALL CLAIMS IN RESPECT OF SUCH PRODUCTS, SERVICES, OR INFORMATION. PRODUCTS SHALL NOT BE RETURNED TO SELLER WITHOUT SELLER’S PRIOR WRITTEN PERMISSION. NO CHARGE OR EXPENSE INCIDENT TO ANY CLAIMS WILL BE ALLOWED UNLESS APPROVED BY AN AUTHORIZED REPRESENTATIVE OF SELLER. IN ADDITION, AND TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO WAIVES ANY CLAIM TO INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEPLARY OR MULTIPLIED DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PROVISION OF ANY PRODUCT, SERVICE, OR INFORMATION. TO THE EXTEND PERMITTED BY APPLICABLE LAW, THE PARTIES WAIVE AND AGREE NOT TO ASSERT NON-CONTRACTUAL CLAIMS ARISING UNDER STATE LAW RELATING TO THIS AGREEMENT OR THE PROVISION OF ANY PRODUCT, SERVICE OR INFORMATION COVERED BY THIS AGREEMENT AND THIS AGREEMENT SHALL BE DEEMED TO INCLUDE SUCH LANGUAGE AS MAY BE REQUIRED TO EFFECT SUCH WAIVER. WAIVER BY EITHER PARTY OF ANY DEFAULT BY THE OTHER HEREUNDER SHALL NOT BE DEEMED A WAIVER BY SUCH PARTY OF ANY DEFAULT BY THE OTHER WHICH MAY THEREAFTER OCCUR.

3. No liability shall result from delay in performance or nonperformance, directly or indirectly caused by circumstances beyond the control of the party affected, including, but not limited to, act of God, fire, explosion, flood, war, act of or authorized by any Government, accident, labor trouble or shortage, pandemic, inability to obtain material, equipment or transportation, failure to obtain or hardship in obtaining reasonably priced supplied of materials, or failure or usual transportation mode. Quantities so affected may be eliminated from the agreement without liability, but the agreement shall remain otherwise unaffected. Seller shall have no obligation to purchase supplies of the product specified herein to enable it to perform this Agreement.

E. I. du Pont de Nemours and Company
Lakeland Industries, Inc.
Wholesaler Agreement

E. I. du Pont de Nemours and Company

4. If for any reason including but not limited to Force majeure Seller is unable to supply the total demand for products specified herein. Seller may distribute its available supply among any or all purchasers, as well as departments and division of Seller, on such basis as it may deem fair and practical, without liability for any failure of performance which may result therefrom.

5. Seller may furnish such technical assistance and information as it has available with respect to the use of the products or services covered by this agreement. Unless otherwise agreed in writing, all such information will be provided gratis. Buyer agrees to evaluate such information, to make an independent decision regarding the suitability of such Information, products and services for Buyers application, and only use such products, services and information pursuant to then current good product stewardship principles and all regulatory requirements applicable to Buyer's business.

6. Buyer acknowledges that it has received and is familiar with Seller's labeling and literature concerning the products and its properties. Buyer will forward such information to its employees, contractors and customers who may distribute, handle, process, sell or use such products, and advise such parties to familar1ze themselves with such information. Buyer agrees that products sold hereunder will not knowingly be resold or given in sample form to persons using or proposing to use the products for purposes contrary to recommendations given by Seller or prohibited by law, but will be sold or given as samples only to persons who can handle, use and dispose of the products safety, unless agreed to by seller in a written agreement covering such use, in no event shall Buyer use products or resell products for use in the manufacture or any implanted medical device. Buyer agrees that export of any product service or information provide hereunder shall be in accordance with applicable Export Administration Regulations.

7. Except as may be contained in a separate trademark license, the sale of product (even if accompanied by documents using a trademark or trade name of Seller) does not convey a license, express or implied, to use any trademark or trade name or Seller, and Buyer shall not use any trademark or trade name of Seller in the Conduct of its business without Seller’s prior written consent.

8. The Buyer shall reimburse the Seller for all taxes, (excluding income taxes) excises or other charges with the Seller may be required to pay to any Government (National, State or Local) upon the sale, production or transportation of products, services or information sold hereunder.

9. In the event Buyer fails to fulfill the Seller's terms of payment, or in case Seller shall have any doubt any time as to Buyer's financial responsibility, seller may decline to make further deliveries except upon receipt of cash or satisfactory security.

10. This agreement is not assignable or transferable by Buyer, in whole or in part, except with the prior written consent of seller. Seller reserves the right to set, assign, or otherwise transfer its right to receive payment under this agreement

E. I. du Pont de Nemours and Company
Lakeland Industries, Inc.
Wholesaler Agreement

E. I. du Pont de Nemours and Company

11. Dispute Resolution and Arbitration - Buyer and seller agree to arbitrate all disputes, claims or controversies whether based on contract, tort, statute, or any other legal or equitable theory, arising out of or relating to (a) this Agreement or the relationship which results from this Agreement, (b) the breach, termination or validity of this Agreement, (c) the purchase or supply of any product, service or information provided by Seller, (d) events leading up to the formation of Buyer’s and Seller’s relations, and (e) any issue related to the creation of this Agreement or its scope, including the scope and validity of this paragraph. The parties shall before and as a condition to proceeding to arbitration attempt in good faith to resolve any such claim or controversy by mediation under the International Institute for Conflict Prevention & Resolution (“CPR”) Mediation Procedure then currently in effect. Unless the parties agree otherwise, the mediator will be selected by the CPR Panels of Distinguished Neutrals. Any such claim or controversy which remains unresolved 60 days after the appointment of a mediator or 60 days after good faith efforts by either party to proceed to mediation shall be finally resolved by binding arbitration in accordance with all CPR Rules for Non-Administered Arbitration then currently in effect by three independent and impartial arbitrators, non of who shall be appointed by either party. This Agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16, to the exclusion of any state laws inconsistent therewith. Such arbitration shall be conducted in a city to be chosen by the arbitrators which is not the principal place of business of either party, and the arbitrators and the parties shall conduct such arbitration in accordance with such procedures as may be necessary to permit us e f the then current CPR Arbitration Appeal Procedure. Any judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof. In the event that either party wishes to appeal an award, the parties shall follow the then current CPR Arbitration Appeal Procedure. Buyer and Seller agree not to file or join any class action or class arbitration, seek or consent to class relief, or seek or consent of the consolidation or joined of its claims with those of any third party. If any clause within this Arbitration Provision (other than the agreement regarding the conduct of the arbitration in the preceding sentence) is found to be illegal or unenforceable, that clause will be severed from this Arbitration Provision and the remainder of the Arbitration Provision will be given full force and effect. If such agreement regarding the conduct of the arbitration is found to be illegal or unenforceable and if the arbitrators permit a class arbitration or consolidated or joined matter to proceed, this entire Arbitration Provision will be unenforceable, and the dispute may be decided by a court. The obligations set forth in this paragraph shall survive the termination or expiration of this Agreement

12. This Agreement shall be construed and governed by Delaware law, without regard to any applicable conflicts of law provisions, and the terms or the UCC, rather than the United Nations Convention on Contracts for the International Sale of Goods, shall apply.

13. Except as otherwise expressly provided in any other term or condition of this Agreement, title, liability for and risk of loss to Product sold hereunder passes to Buyer upon loading for shipment at seller’s producing location.

14. Except as expressly provided In any other term or condition of this Agreement, any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision In any other jurisdiction.

15. This Agreement supersedes all prior agreements, representations and understandings between the parties (whether written or oral) with respect to its subject matter and constitutes (along with the exhibits and schedules attached hereto) a complete and exclusive statement or the terms of the agreement between the parties with respect to the provision of products or services hereunder. Not by way of limitation of the unqualified nature of the foregoing, Buyer acknowledges, agrees and represents that it is not relying upon, and it has been inducted by, any representation, warranty, statement made by, or other information provided by Seller in connection with its decision to purchase or use any product, service, information or technology, other than the representations and warranties Seller as and only to the extent expressly provided in this Agreement.  No modification shall be effected by the acknowledgment or acceptance of purchase order forms stipulating different conditions.

Ver. 2/1/07

E. I. du Pont de Nemours and Company
Lakeland Industries, Inc.
Wholesaler Agreement

Schedule D

Direct Shipment Program:

•	45 or 90 Day lead time from time of Order Confirmation to Delivery (Program availability subject to change based on supply or market conditions at time of order)
o	4% Discount off of Level A pricing for 45 Day offering
o	8% Discount off of Level A pricing for 90 Day offering
•
Minimum Order Qty's are required by order based on Volume loading specifications - Order qtys are calculated based on transportation load volume a loading tool provided by DuPont. The Tool will provide a maximum load volume and will calculate the order load based on customer input.

•	Freight Prepaid
•
Direct shipments are invoiced at time of US customs clearance (Clearance is normally executed through the closest port of entry available based on ocean route or land route setup by ship to location/Lead-time offering).

•
All sku's consistent with prior order patterns by Wholesaler, as of the effective date of this agreement, will be available for this program. Wholesaler cannot order additional sku's in this program without the prior review and approval by DuPont. DuPont reserves the right to limit expansion of sku's.

•	Country of origin and/or mode of transport can vary for both Direct ship lead-time options
•	Direct Shipment expediting request could reduce or forfeit program discounts
•	Product will be delivered as standard identified product - (Customer specific packaging, Labeling, put-up designations, handling request are not available through the program)
•
Final Destination routing must be confirmed prior to container program implementation and/or Delivery confirmation- Certain customer locations could be non accessible or non deliverable. (Carrier designations are not available through the direct ship program)

•	Direct shipments cannot be shipped direct to end user
•	20 cs minimum order per sku per container order
•
Direct shipment orders cannot be cancelled or changed once order has been confirmed - Order confirmation provided by CSR order cannot be changed or cancelled - Order is considered MTO product and is not available for return unless product meets quality return criteria.

•	All Direct shipments must be scheduled for receipt within 2 business days after initial inland carrier
•	delivery scheduling contact is made
•	Customer should provide direct shipment forecast by month and by lead time.
•	All Direct shipments floor stacked
•
2 hour live unloads are standard operating protocol. Additional time required could result in detention charges, all charges associated with detention or inland carrier is the Sold-to customers responsibility. A Bill-to contact phone number, name and address for detention charge billing is required. The billing will come directly from inland dray carrier.

Tychem Consolidated Purchase Program

•
When purchases of DuPont™ Tychem® are consolidated at the time of ordering, an additional 2% discount will be applied to the existing Direct Ship Program discount. This discount is being offered to partially offset the technical selling efforts required to effectively position TYCHEM in the market and to enable supply chain efficiencies at DuPont.

•	In order to achieve this 2% discount, the Direct Ship Program requirements outlined above must be adhered to and the shipments must be consolidated per direction provided by DuPont.

DuPont™ is a registered trademarks of E.I. du Pont de Nemours and Company.